Exhibit 99.1

Microbot Medical Announces Exercise of Outstanding Preferred Investment Options for $2.73 Million in Gross Proceeds Priced At-the-Market Under Nasdaq Rules

BRAINTREE, Mass., Dec. 29, 2023 — Microbot Medical Inc. (Nasdaq: MBOT), developer of the innovative LIBERTY® Endovascular Robotic Surgical System, today announced the entry into a definitive agreement for the immediate exercise of certain outstanding preferred investment options to purchase up to an aggregate of 1,685,682 shares of common stock, having exercise prices ranging from $2.075 to $3.19 per share, issued by Microbot in October 2022 and June 2023, at a reduced exercise price of $1.62 per share. The shares of common stock issuable upon exercise of the preferred investment options are registered pursuant to an effective resale registration statement on Form S-1 (File No. 333-273207). The closing of the offering is expected to occur on or about January 3, 2024, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

In consideration for the immediate exercise of the preferred investment options for cash, Microbot will issue new unregistered series E preferred investment options to purchase up to 1,685,682 shares of common stock. The new series E preferred investment options will have an exercise price of $1.50 per share, will be exercisable immediately upon issuance and have a term equal to five and one-half years from the date of issuance.

The gross proceeds to the Company from the exercise of the preferred investment options are expected to be approximately $2.73 million, prior to deducting placement agent fees and offering expenses. The Company intends to use the net proceeds from the offering for the continued development, commercialization and regulatory activities for the Company’s LIBERTY® Robotic System, expansion and development of additional applications derived from the Company’s existing IP portfolio, and for working capital and other general corporate purposes.

The new series E preferred investment options described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), and, along with the shares of common stock issuable upon exercise, have not been registered under the 1933 Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. Microbot has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the new series E preferred investment options.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, with the goals of improving clinical outcomes for patients and increasing accessibility through the natural and artificial lumens within the human body.

The LIBERTY® Endovascular Robotic Surgical System aims to improve the way surgical robotics are being used in endovascular procedures today, by eliminating the need for large, cumbersome, and expensive capital equipment. The Company believes the LIBERTY® Endovascular Robotic Surgical System’s remote operation has the potential to be the first system to democratize endovascular interventional procedures.

Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, the timing and completion of the offering; the satisfaction of customary closing conditions related to the offering and the intended use of proceeds therefrom, as well as market and other conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY, the outcome of its studies to evaluate LIBERTY, whether the Company’s core business focus program and cost reduction plan are sufficient to enable the Company to continue to focus on its LIBERTY technology while it stabilizes its financial condition and seeks additional working capital, any failure or inability to recruit physicians and clinicians to serve as primary investigators to conduct regulatory studies which could adversely affect or delay such studies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, disruptions resulting from new and ongoing hostilities between Israel and the Palestinians, such as employees of Microbot and its vendors and business partners being called to active military duty, any lingering uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michal Efraty

+972-(0)52-3044404
IR@microbotmedical.com